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                                                                  EXHIBIT 9(a)


                      NUVEEN FLAGSHIP MULTISTATE TRUST II

                           TRANSFER AGENCY AGREEMENT

     This agreement is made as of the XXst day of XXXX, 1996, between NUVEEN FLAGSHIP MULTISTATE TRUST II, a Massachusetts business trust having its principal office and place of business at 333 West Wacker Drive, Chicago, Illinois 60606, on behalf of the eight series named NUVEEN CALIFORNIA MUNICIPAL BOND FUND, NUVEEN CALIFORNIA INSURED MUNICIPAL BOND FUND, NUVEEN MASSACHUSETTS MUNICIPAL BOND FUND, NUVEEN MASSACHUSETTS INSURED MUNICIPAL BOND FUND, NUVEEN NEW YORK INSURED MUNICIPAL BOND FUND, NUVEEN FLAGSHIP NEW YORK MUNICIPAL BOND FUND, NUVEEN FLAGSHIP NEW JERSEY MUNICIPAL BOND FUND, NUVEEN FLAGSHIP NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND (hereinafter referred to as the "Fund"), and SHAREHOLDER SERVICES, INC., a Colorado corporation having its place of business at 3410 South Galena Street, Denver, Colorado 80231 (hereinafter referred to as the "Transfer Agent").

     In consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Approved Institution" shall mean a broker-dealer, broker, bank or other entity named in a Certificate, as hereinafter defined, and having account(s) in the Trust or the Distributor or an agent it appoints, in each case acting on behalf of the Fund for the benefit of its clients. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity as an Approved Institution or deleting any entity named as an Approved Institution in a previously delivered Certificate.

     1.2 "Business Day" shall mean each day on which the New York Stock Exchange is open for trading.

     1.3 "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund and which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent. "Certificate" shall also include any notice submitted to the Transfer Agent by electronic or telephone transmission, reasonably believed by the Transfer Agent to be genuine and to have been properly made, signed or authorized by an Officer.

     1.4 "Computer Tape" shall mean any computer/electromagnetic tape or transmission transmitted by an Approved Institution, via a remote terminal or other similar link, into a data

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processing, storage, or collection system or similar system (the "System"), located on the Transfer Agent's premises. For purposes of Section 5.1, such Computer Tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was input into the system at such times as are agreed upon from time to time by the Transfer Agent and the Fund.

     1.5 "Custodian" shall mean, with respect to the Fund, Chase Manhattan Bank of New York as custodian under the terms and conditions of the Custody Agreement between the Custodian and the Fund, or in any case any successor(s) to such Custodian performing similar functions for or on behalf of the Fund.

     1.6 "Direct Accounts" means accounts registered in the name(s) of shareholders other than Approved Institutions.

     1.7 "Distributor" shall mean John Nuveen & Co. Incorporated (hereinafter referred to as "Nuveen & Co."), as distributor under the terms and conditions of the Distributor's Contract between the Fund and Nuveen & Co., wherein Nuveen & Co. has the exclusive right to sell shares of the Fund to investors against orders therefor at net asset value, or any successor(s) to Nuveen & Co. performing a similar function for or on behalf of the Fund.

     1.8 "Effective Date" shall mean ______________or the date the Fund begins operations.

     1.9 "Series" shall mean each individual portfolio of the Fund covered by this agreement, if any, each being a separate portfolio of securities and other assets, interests in which are represented by a separate series of the Fund's shares, and such terms shall include any other such portfolio that may be created for which the Transfer Agent agrees to act as transfer agent pursuant to Article 10 of this Agreement.

     1.10 "Officer" shall mean the Fund's Chairman of the Board, President, any Vice President, Secretary, any Assistant Secretary, Treasurer, any Assistant Treasurer and any other person duly authorized by the Board of Trustees of the Fund to execute or give any Certificate on behalf of the Fund and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time.

     1.11 "Prospectus" shall mean the most current Fund prospectus and statement of additional information relating to the Shares, actually received by the Transfer Agent from the Fund and shall include to the extent applicable, shares designated as comprising any and all classes of any series of the Fund.

     1.12 "Shares" shall mean full or fractional shares comprising all or any part of each series representing the beneficial interest in the Fund and shall include to the extent applicable, shares designated as comprising any and all classes of any series of the Fund.


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                                   ARTICLE 2

                         APPOINTMENT OF TRANSFER AGENT

     2.1 The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of the Shares of the Fund and as dividend disbursing agent for the Fund during the term of this Agreement.

     2.2 The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform the duties hereinafter set forth.

     2.3. In connection with such appointment, upon or prior to executing this Agreement, the Fund shall deliver to the Transfer Agent such of the following as have not already been furnished to the Transfer Agent:

     (a) A copy of the Declaration of Trust of the Fund and all amendments thereto certified by the Secretary of the Fund;

     (b) A copy of the By-Laws of the Fund certified by the Secretary of the Fund;

     (c) A copy of resolutions of the Board of Trustees of the Fund, certified by the Secretary of the Fund, authorizing the execution of this Transfer Agency Agreement;

     (d) A Certificate signed by the Secretary of the Fund specifying the names and specimen signatures of the Officers of the Fund;

     (e) Specimen Share certificates for Shares of each series of the Fund in the form approved by the Board of Trustees of the Fund, together with a certificate signed by the Secretary of the Fund as to such approval;

     (f) Copies of the most recently filed Post-Effective Amendment to the Fund's Registration Statement, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications for exemptive relief from any of the provisions of such laws filed by the Fund and the record of any formal action of the Securities and Exchange Commission with respect to all such applications; and

     (g) Opinion of Counsel for the Fund to the effect that (1) beneficial interest in each Fund is divided into an unlimited number of shares of beneficial interest, (2) the issue and sale of the Fund's authorized but unissued Shares have been duly authorized under Massachusetts law, (3) the outstanding Shares are fully paid and non-assessable and (4) upon the issue and sale of any authorized and unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than either the Shares' net asset value or par value, if any, established and in force at the time of their sale, the Fund Shares so issued will be validly issued, fully paid and non-assessable.

     2.4. The Fund shall either (a) furnish the Transfer Agent with sufficient supplies of blank share certificates in the form approved from time to time by the Board of Trustees of the Fund, and from time to time will renew such supplies upon request of the Transfer Agent, or (b) authorize the Transfer

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Agent to itself create laser-printed Share certificates in the form approved by the Board of Trustees of the Fund. Any such blank Share certificates shall be properly signed, by facsimile or otherwise, by authorized
Officers and, if required, shall bear the seal of the Fund or a facsimile thereof. Notwithstanding the death, resignation or removal of any Officer authorized to sign such Share certificates, the Transfer Agent may continue to countersign and issue Share certificates bearing such Officer's signature until otherwise directed by the Fund. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent by the Fund pursuant to this Agreement.

                                   ARTICLE 3

                      AUTHORIZATION AND ISSUANCE OF SHARES

     3.1. The Transfer Agent shall maintain records of accounts evidencing ownership of Shares as provided in this Agreement and in the Fund's Prospectus and, subject to the terms and conditions of this Agreement, when requested shall countersign, record, issue, and deliver certificates for Shares both upon original issue and transfer. Evidence of the ownership of Shares shall be maintained on the Transfer Agent's records in book (uncertificated) form, or, if requested by an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) or shareholder, share certificates shall be issued, subject to the provisions of Article 5 hereof, to evidence the ownership of Shares.

     3.2. Prior to the issuance of any Shares pursuant to Share splits and prior to any reduction in the number of Shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:

     (a) A copy of the resolution(s) adopted by the Board of Trustees of the Fund and/or the shareholders of the relevant Fund, certified by the Secretary of the Fund, authorizing such issuance of additional Shares of such Fund or such reduction, as the case may be;

     (b) In the case of the issuance of Shares, an opinion of counsel for the Fund with respect to matters set forth in Section 2.3(g) hereof as to such shares; and

     (c) Such additional documents as the Transfer Agent may reasonable request.

                                   ARTICLE 4

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

     4.1. In the case of any Share split, recapitalization or other capital adjustment, the Transfer Agent will, in the case of accounts represented by uncertificated Shares, cause the account records to be adjusted, as necessary, to reflect the number of Shares held for the account of each such shareholder as a result of such adjustment, or, in the case of Shares represented by certificates, will, if so instructed by the Fund, issue revised Share certificates in exchange for, or upon transfer of, outstanding Share certificates in the old form, in either case upon receiving:


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     (a) A Certificate authorizing the issuance of revised Share certificates and any other action required to be taken by the Transfer Agent in connection with any such split, recapitalization or other capital adjustment;

     (b) A copy of any amendment to the Declaration of Trust of the Fund, certified by the Secretary of the Fund, with respect to the adjustment;

     (c) Specimen Share certificates in the revised form approved by the Board of Trustees of the Fund;

     (d) An opinion of counsel for the Fund with respect to the matters set forth in Article 2, Section 2.3(g) hereof as to such Shares; and

     (e) Such additional documents as the Transfer Agent may reasonably request.

     4.2. The Fund shall either (a) furnish the Transfer Agent with a sufficient supply of blank Share certificates in any new form authorized in connection with any such Share split, recapitalization or other capital adjustment, and from time to time will replenish such supply upon the request of the Transfer Agent, or (b) authorize the Transfer Agent to itself create laser-printed Share certificates in the form approved by the Board of Trustees of the Fund. Any such blank Share certificates shall be properly signed by authorized Officers and, if required, shall bear the Fund's seal or facsimile thereof.


                                   ARTICLE 5

                  ISSUANCE, REDEMPTION, AND TRANSFER OF SHARES

     5.1. (a) On each Business Day, the Transfer Agent shall accept, at such time as are agreed upon from time to time by the Transfer Agent and the Fund,
(i) purchase orders received by the Transfer Agent directly from an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) or an individual investor, (ii) redemption requests either received from a shareholder, whether or not an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution), or contained in a Certificate, and (iii) requests for exchanges of the Fund's Shares of a given class for Shares of another fund received from a shareholder, whether or not an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution), or contained in a Certificate, provided that (1) such purchase order, exchange request or redemption request, as the case may be, is in conformity with the Fund's purchase, exchange, and redemption procedures, as applicable, described in the Prospectus, and (2) if such type of purchase order, exchange request, or redemption request is not described in the Prospectus in effect upon the commencement date of the Agreement, the Transfer Agent has agreed to accept and act as to such order or request. Upon receipt on any Business Day of any check drawn or endorsed to the Transfer Agent, the Fund or the Distributor for the purchase of Shares, or any payment made by Automated Clearing House or Federal Funds wire, the Transfer Agent shall deposit such check or payment in the bank account established by the Fund or the Distributor for the collection of such amounts and shall wire such amounts to the Fund's Custodian on the next Business Day. The Transfer Agent shall have no responsibility hereunder for the Fund's compliance with states securities registration laws ("Blue Sky laws") relating to such purchase
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orders, except to the extent that the Transfer Agent will maintain records in a manner that will enable the Fund to monitor the total number of Shares of the Fund sold in each state and shall provide the Fund reports as to such sales as specified in Appendix B to this Agreement.

     (b) On each Business Day, the Transfer Agent shall also accept, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a Computer Tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution, setting forth data as to purchases, redemptions and exchanges of Shares irrespective of whether payment of the purchase price accompanies such computer tape. The Transfer Agent may rely on the data on such Computer Tapes as accurate, and shall not be responsible hereunder for errors in such Computer Tapes furnished to it hereunder, unless caused by the Transfer Agent's own negligence, bad faith or willful misconduct.

     (c) On each Business Day, the Fund shall provide or cause to be provided to the Transfer Agent, at such time as the parties hereto shall agree, the net asset value per share for the Fund and such other information as the Transfer Agent may reasonably request.

     5.2. On the Business Day following each Business Day, at such time as the Transfer Agent and the Fund shall agree, an authorized employee of the Transfer Agent shall confirm the following information by summary sheet transmitted by electronic or other electromagnetic means to an authorized employee or agent of the Fund (or by such other form as shall be agreed upon from time to time by the Fund and the Transfer Agent):

     (a) The total dollar amount to be applied toward the purchase of Shares of the Fund and the number of Shares of the Fund purchased on such prior Business Day, computed by aggregating the amounts so specified in (i) the purchase orders received by the Transfer Agent on such prior Business Day from individual investors and (ii) all Computer Tapes described in Section 5.1(b) timely received by the Transfer Agent with respect to such prior Business Day;

     (b) The total dollar value and number of Shares of the Fund redeemed on such prior Business Day, computed by aggregating the amounts so specified in
(i) the redemption requests received by the Transfer Agent directly on the preceding Business Day from shareholders, and (ii) all Computer Tapes described in Section 5.1(b) relating to such prior Business Day; and

     (c) The total dollar value and number of Shares of the Fund to be exchanged for Shares of another fund and the number of Shares of such other fund to be issued in such exchanges on such prior Business Day, and the total dollar value and number of shares of the Fund to be issued in exchange for shares of another fund on such prior business day (if not included in 5.2(a) above) computed by aggregating the amounts represented by any exchange requests received directly by the Transfer Agent from shareholders and the amounts specified in all Computer Tapes described in Section 5.1(b) relating to such prior Business Day.

     5.3. Following each Business Day, the Transfer Agent will (on a day on which banks in Denver, Colorado, Chicago, Illinois and New York, New York are open for business but in any event on or prior to the Fifth Business Day following such Business Day) advise the Distributor of the amount of cash necessary to be wired to the Custodian, representing purchase orders for appropriate Fund's
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Shares received by the Transfer Agent as to such Business Day, as set forth in Section 5.1 above. As to each Business Day, the Transfer Agent will advise the Fund of the amount of cash representing exchange orders received by the Transfer Agent as to such Business Day, such advice to be given on the next Business Day.

     5.4. As to each Business Day, the Transfer Agent shall issue to, and redeem from, the accounts specified in a purchase order, redemption request, or exchange request received by the Transfer Agent in proper form in accordance with the Prospectus and, when required by the Prospectus, properly endorsed by the record owner thereof with the record owner's or owners' signature(s) guaranteed by a U.S. commercial bank or U.S. trust company, a member of a national securities exchange, a foreign bank with a U.S. correspondent bank or a federally-chartered savings and loan association, or shall issue to, and/or redeem from, the accounts specified in a Computer Tape received by the Transfer Agent from an Approved Institution, the appropriate number of full and fractional Shares based on the net asset value per Share of the relevant series of the relevant Funds specified in an advice received as to such Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a redemption request received directly by the Transfer Agent or in a Computer Tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account plus the dollar value of certificated Shares in the specified account for which the Transfer Agent has received the tender of a Share certificate or certificates in proper form as described above, the Transfer Agent shall not effect such redemption in whole or part. In such case involving a Computer Tape, the Transfer Agent shall orally or by electronic or other electromagnetic means advise both the Fund and the Approved Institution (or the Distributor or its agent if acting on behalf of such Approved Institution) which supplied such Computer Tape of such discrepancy. In such case involving a direct shareholder, the Transfer Agent shall, within five (5) business days, notify such shareholder directly, orally or in writing.

     5.5. The Transfer Agent shall, as of each Business Day specified in a Certificate described in Section 6.1, issue Shares of the Fund, based on the net asset value per Share of the Fund specified in an advice received from the Fund to such Business Day, in connection with a reinvestment of a dividend or distribution on Shares of the Fund.

     5.6. On each Business Day, the Transfer Agent shall advise the Fund by computer/electromagnetic tape specifying, with respect to the immediately preceding Business Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to
Section 5.2; the total number of Shares of the Fund redeemed or exchanged on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to preceding Section 5.4, and the total number of Shares of the Fund issued and outstanding at the close of business on such day. Unless the Fund or its agent shall advise the Transfer Agent of any error in the information contained in such computer/electromagnetic tape (the "Initial Tape") prior to the transmission of the next computer/electromagnetic tape by the Transfer Agent, the Transfer Agent shall be deemed to have fulfilled its responsibilities hereunder with respect to the accuracy of the data on subsequent computer/electromagnetic tapes submitted to the Fund that are based, in whole or in part upon any inaccurate data from the Initial Tape.

     5.7. In connection with each purchase, exchange and redemption of Shares other than pursuant to a Computer Tape submitted by an Approved Institution (or by the Distributor or its agent acting on




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behalf of such Approved Institution), the Transfer Agent shall send to the shareholder such statements as are described in the Prospectus or as otherwise reasonably instructed in writing by the Funds. If the Prospectus indicates that certificates for Shares are available, and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail to such shareholder, at the address set forth in the records of the Transfer Agent, a Share certificate for any full Shares requested.

     5.8. In computing the redemption proceeds to be paid to any shareholder or to an account for an Approved Institution, the Transfer Agent shall first compute the amount of any withholding for federal income taxes for which the Transfer Agent has the responsibility under this Agreement to calculate such withholding, in such manner as the Fund and the Transfer Agent shall agree from time to time in conformity with instructions provided by the Fund to the Transfer Agent. The Transfer Agent shall also compute any withholding for federal income taxes for which the Transfer Agent has such responsibility at the time of any exchange of a Fund's shares for another fund's shares. In the case of a redemption of Shares directly by a shareholder of record and not by means of a Computer Tape submitted by an Approved Institution (or by the Distributor or its agent acting on behalf of such Approved Institution), upon deposit of moneys in a redemption account by the relevant Custodian against which the Transfer Agent is authorized by the Fund to draw checks in connection with a redemption of Shares of the Fund, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by this Agreement or applicable law, make payment of (i) the redemption proceeds to the order of the shareholder, and (ii) any tax withheld to the Internal Revenue Service, in accordance with the Fund's redemption and payment procedures described in the Prospectus or as otherwise reasonably described in a written instruction from the Fund. In the case of an exchange of Shares directly by a shareholder of record and not by means of a Computer Tape submitted by an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution), upon deposit of moneys in an account by the relevant Custodian against which the Transfer Agent is authorized by the Fund to draw checks in connection with an exchange of Shares of a fund, the Transfer Agent shall cancel the exchanged Shares, and withhold and pay taxes required under this Agreement and applicable law. In the case of a redemption of Shares pursuant to a Computer Tape, the Transfer Agent shall, on the next Business Day, send the Fund a Computer Tape setting forth the amount of redemption proceeds due each Approved Institution. If such Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) has previously furnished the Transfer Agent withholding instructions with respect to such redemption or any exchange of Shares pursuant to a Computer Tape, the Transfer Agent shall include in the Computer Tape furnished to the Fund information as to the amount of such withholding.

     5.9. The Transfer Agent shall not be required to issue Shares of any fund (other than with respect to the reinvestment of dividends or distributions on shares owned by an existing shareholder if so stated in the Certificate) after it has received a Certificate stating that the sale of Shares of that fund has been suspended or discontinued.

     5.10. The Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares.

     5.11. The Transfer Agent shall not be responsible for issuing or effecting any "stop transfer" or other similar order or restrictions on any Shares held in the name of an Approved Institution. In the

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case of Shares registered in the name of a shareholder other than an
Approved Institution as to which a "stop transfer" or other similar order or restriction applies, the Transfer Agent will adhere to the terms of such stop transfer or similar order, except that it may rely on a Certificate to effect a redemption, exchange or transfer of such Shares, notwithstanding such stop order or restriction.

     5.12. The Transfer Agent shall accept (a) a Computer Tape which is furnished by or on behalf of any Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) and represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and (b) as to Shares standing directly in the name of a shareholder other than an Approved Institution, transfer instructions in proper form in accordance with the Fund's Prospectus and the Transfer Agent's rules described herein, and shall effect the transfer specified in said Computer Tape or transfer instructions, provided that any necessary documents or Share certificates have been tendered to the Transfer Agent.

     5.13. (a) Except as otherwise provided in sub-paragraph (b) of this
Section 5.13 and in Section 5.14, Shares will be transferred, exchanged or redeemed other than pursuant to Computer Tapes from an Approved Institution (or the Distributor on its agent acting on behalf of such Approved Institution) upon presentation to the Transfer Agent of endorsed Share certificates or, in the case of uncertificated Shares, instructions endorsed in proper form in accordance with the Prospectus as stated in Section 5.4, accompanied by such documents as the Transfer Agent reasonably deems necessary to evidence the authority of the person making such transfer, exchange or redemption, and bearing satisfactory evidence of the payment of transfer taxes. In the case of small estates, where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate small estates affidavit under applicable law or with a surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent if the current market value of the Shares being redeemed or transferred does not exceed such amount as may from time to time be prescribed by the applicable state statutes and regulations. The Transfer Agent reserves the right to refuse to transfer, exchange or redeem Shares until it is reasonably satisfied that the endorsement on the Share certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an Officer, a signature guarantee as stated in Section 5.4 of this Agreement. The Transfer Agent also reserves the right to refuse to transfer, exchange or redeem Shares until it is reasonably satisfied that the requested transfer, exchange or redemption is legally authorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer, exchange or redemption. The Transfer Agent may, in effecting transfers, exchanges and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities.

     (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in requiring any instructions, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever the Transfer Agent reasonably believes that requiring the same would be consistent with the transfer, exchange and redemption procedures described in the Prospectus, or in any instructions or certificates provided to the Transfer Agent by the Fund.

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

     5.14. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be expected to require, as a condition to any transfer, redemption or exchange of any Shares pursuant to a Computer Tape, any documents, including, without limitation, any documents of the kind described in Section 5.13(a) to evidence the authority of the person requesting the transfer, exchange or redemption and/or the payment of any transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Agreement.

     5.15. Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into the System, although the Transfer Agent may, with the Fund's written permission, permit access to the System by an Approved Institution to retrieve data or information as to such Approved Institution's accounts.


                                   ARTICLE 6

                          DIVIDENDS AND DISTRIBUTIONS

     6.1. The Fund shall furnish to the Transfer Agent a Certificate either (i) setting forth with respect to each series of the Fund the date of the declaration of a dividend or distribution, the date of accrual or payment thereof, as the case may be, the record date as of which shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution for each series of the Fund, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable by the Transfer Agent with respect to such dividend or distribution on such payment date, or (ii) stating that the declaration of dividends and distributions shall be on a daily or other periodic basis and containing information of the type set forth in subsection
(i) hereof.

     6.2. Upon the payment date specified in the relevant Certificate, the Transfer Agent shall, in the case of a cash dividend or distribution, advise the Fund (by telephone or other electronic transmission) of the amount of cash necessary to make the payment of the dividend or distribution to the shareholders of record as of such payment date, including the amounts to be paid to Approved Institutions. The Fund shall be responsible for having the appropriate Custodian transfer a sufficient amount of cash to a dividend disbursement account maintained by the Fund for the relevant Series against which the Transfer Agent shall cause checks, ACH or federal funds wire payment to be drawn to the order of such shareholders or Approved Institutions in payment of the dividend. The Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate described in Section
6.1. If the Transfer Agent shall not receive from the appropriate Custodian sufficient cash to make payments of any cash dividend or distribution to shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent unless otherwise instructed by the Fund by a Certificate and acceptable to the Transfer Agent. In the case of dividends or distributions reinvested in additional Shares of a series of the Fund, the Transfer Agent shall follow the procedures set forth in Section 5.5.

     6.3. The Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due shareholders.

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

     6.4. The Transfer Agent shall, upon request of the Fund, file such appropriate information returns concerning the payment of dividends and capital gain distributions and redemptions with the proper Federal, state and local authorities as are required by law to be filed by the Fund but shall in no dividends or distributions or on redemption proceeds due shareholders, except and only to the extent required of it by applicable law for accounts of shareholders other than Approved Institutions. If any amount is to be withheld from any dividend or distribution paid to, or exchange or redemption proceeds or other cash distribution from, the account of an Approved Institution, such Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) may advise the Transfer Agent of the amount to be withheld therefrom, and if such advice is provided in a timely manner to the Transfer Agent, the Transfer Agent will provide a separate check for such amount to the Approved Institution, which shall be responsible for the proper application of such withheld amounts.

                                   ARTICLE 7

                              CONCERNING THE FUND

     7.1. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign or give Share certificates or Certificates, together with a specimen signature of each new Officer.

     7.2. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent in a timely manner the Fund's currently effective Prospectus, copies of any exemptive relief obtained by the Fund under applicable securities laws and copies of any amendments to the Fund; Declaration of Trust, By-Laws and any other documents to be furnished by the Fund under this Agreement to enable the Transfer Agent to carry out its duties hereunder, and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus, exemptive relief or other document until it is actually received by the Transfer Agent.

     7.3 The Transfer Agent has been advised by the Fund and agrees that the Fund's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and that this Agreement has been executed by the officers of the Fund, as officers and not individually. The obligations of the Agreement are not binding upon the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund or a particular series of Shares. The Transfer Agent agrees to look only to the assets of the Fund or a particular series of Shares for payment under such Agreement and that the shareholders, Trustees and officers shall not be liable therefore.

                                   ARTICLE 8

                         CONCERNING THE TRANSFER AGENT

     8.1. Subject to the standard of care set forth in Section 8.4, the Transfer Agent shall not be liable and shall be fully protected in acting upon any Computer Tape, Certificate, oral instructions, writing or document reasonably believed by it to be genuine and to have been signed (in the case of written instructions or documents) or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. Subject to the standard of care set forth in Section 8.4, the Transfer Agent shall be similarly protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Fund and the proper countersignature of the Transfer Agent or any prior transfer agent.


     8.2. The Transfer Agent covenants that it shall carry out its responsibilities under this Agreement in accordance and compliance with the provisions of applicable laws and regulations governing its operation as a transfer agent.

     8.3. The Transfer Agent shall keep and maintain on behalf of the Fund such records which the Fund or the Transfer Agent is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rule 31a-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. The Transfer Agent agrees to make such records available for inspection by the Trust at reasonable times and otherwise to keep confidential all records and other information relative to the Fund and its shareholders, except when the Transfer Agent reasonably believes it has been requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Fund, the shareholder, or the dealer of record as to such account.

     8.4 (a) The Transfer Agent shall not be liable for any loss or damage, including, without limitation, attorneys' fees, expenses and court costs, resulting from the Transfer Agent's actions or omissions to act under or in connection with this Agreement and its duties and responsibilities hereunder, except for any loss or damage arising out of its own failure to act in good faith, or its negligence or willful misfeasance.


     (b) The Transfer Agent shall, provided such coverage is readily available to the Transfer Agent at reasonable rates and upon reasonable terms and conditions, maintain an insurance policy or surety bond, in the face amount of $10 million per covered transaction against losses suffered by the Transfer Agent in excess of the policy deductibles arising from errors or omission on the part of the Transfer Agent in carrying out its responsibilities under this Agreement and other agreements. The Transfer Agent shall upon request, furnish promptly to the Fund copies of all insurance policies maintained pursuant to this Section 8.4(b) that have not previously been furnished to the Fund.

     (c) Any costs or losses incurred by the Fund for the processing of any purchase, redemption, exchange or other share transactions at a price per share other than the price per share applicable to the effective date of the transaction (the foregoing being generally referred to herein as "as of" transactions) will be handled in the following manner:

             1. For each calendar year, if all "as of" transactions for the year resulting from the actions or inactions of the Transfer Agent, taken in the aggregate, result in a net loss to the Fund ("net loss"), Transfer Agent will reimburse the Fund for such net loss, except to the extent that such net loss may be offset by application of a "net benefit" to the Fund carried over from prior calendar years pursuant to sub-paragraph 2 immediately below.

             2. For each calendar year, if all "as of" transactions for the year resulting from the actions or inactions of the Transfer Agent, taken in the aggregate, result in a net benefit to the Fund ("net benefit"), the Fund shall not reimburse the Transfer Agent for the amount of such net benefit; however, any "net benefit" for any calendar year may be used to offset, in whole or in part, any "net loss" suffered by the Fund in any future calendar year so as to reduce the amount by which the Transfer Agent shall be required to reimburse the Fund for such "net loss" in such year pursuant to sub-paragraph 1 immediately above.

             3. Any "net loss" for which the Transfer Agent reimburses the Fund in any calendar year shall not be carried over into future years so as to offset any "net benefit" in such future years.

     8.5 The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent and its officers, directors, employees and agents (hereinafter the Transfer Agent and such persons are referred to as "Indemnitees") from and against any and all liabilities or losses arising from claims or demands (whether with or without basis in fact or law), and from any and all expenses (including, without limitation, reasonable attorney's fees, expenses and court costs associated with defending against such claims and demands,) of any nature which any Indemnitee may sustain or incur or which may be asserted against any Indemnitee by any person arising out of or in any manner related to any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct in reasonable reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any Computer Tape reasonably believed by the Transfer Agent to have been received from an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution); (iv) any instrument or order reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed by any duly authorized Officer, (v) any Certificate or other instructions of an Officer, (vi) any opinion of legal counsel for the Fund; (vii) any records or data supplied by the Fund's prior transfer agent; or (viii) any order of any court, arbitration panel or other judicial entity.

     8.6. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matters arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or omitted by it in good faith and without negligence or willful misconduct in accordance with such written instructions. The Transfer Agent may consult with counsel to the Fund, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith and without negligence or willful misfeasance in accordance with the advice or opinion of counsel to the Fund. Such application by the Transfer Agent for written instructions from an Officer of the Fund may, at the option of the Transfer Agent, set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Transfer Agent shall not be liable (other than for its bad faith, negligence or willful misfeasance) for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted.

     8.7. Any report, confirmation or other document furnished to the Fund or to an Approved Institution as part of the Transfer Agent's responsibilities under this Agreement shall be deemed final and conclusive on the 8th Business Day after such report, confirmation or document has been furnished to the Fund or Approved Institution, as the case may be, and the Transfer Agent shall not be liable to the Fund or such Approved Institution under this Agreement as to any error or omission in such report, confirmation or document that is not reported to the Transfer Agent within such 7-day period.

     8.8. The Transfer Agent shall deliver Share certificates by courier or by certified or registered mail to the shareholder's address in the records of the Transfer Agent. The Transfer Agent shall advise the Fund of any Share certificates returned as undeliverable after being transmitted by courier or mailed as herein provided for.

     8.9. The Transfer Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen, or destroyed upon receiving instructions satisfactory to the Transfer Agent. If the Transfer Agent receives written notification from the owner of the lost, destroyed, or stolen Share certificate within a reasonable time after the owner has notice of such loss, destruction or theft, the Transfer Agent shall issue a replacement Share certificate upon receipt of an affidavit or affidavits of loss or nonreceipt and an indemnity agreement executed by the registered owner or his legal representative, and supported (a) in the case of a certificate having a value at the time of replacement of less than $100, by a fixed penalty surety bond for twice the then-current market value of Shares represented by said certificate and (b) in the case of a certificate having a value at time of replacement of $100 or more, by an open penalty bond, in form satisfactory to the Transfer Agent or (c) by such other documentation or reasonable assurances in a particular case as may be set forth in a Certificate. If the Fund receives such written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after the owner has notice of it, the Fund shall promptly notify the Transfer Agent. The Transfer Agent may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

     8.10. The Transfer Agent will supply shareholder lists to the Fund from time to time upon receiving a request therefor from an Officer of the Fund.

     8.11. At the request of an Officer, the Transfer Agent will address and mail such appropriate notices to shareholders as to the Fund may direct, at the Fund's expense.

     8.12. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

     (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of an Approved Institution or of the Fund, as the case may be, to request such sale or issuance;

     (b) The legality of a transfer, exchange or of a redemption of any Shares by an Approved Institution, the propriety of the amount to be paid therefor, or the authority of an Approved Institution to request such transfer, exchange or redemption;

     (c) The legality of the declaration of any dividend or capital gains distribution by the Fund, or the legality of the issue of any Shares in payment of any Share dividend or distribution; or

     (d) The legality of any recapitalization or readjustment of the Shares.


     8.13. The Transfer Agent shall be entitled to receive, and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Appendix B hereto, (i) its reasonable out-of-pocket expenses (including without limitation legal expenses, court costs, and attorney's fees associated with litigation or arbitration) incurred in connection with this Agreement and its performance hereunder and (ii) such compensation as is specified in Appendix C hereto as such fees may be amended from time to time by agreement in writing by the Transfer Agent and the Fund.

     8.14. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

     8.15. The Transfer Agent shall indemnify and exonerate, save and hold harmless the Fund, and its officers, directors, employees and agents, from and against any and all liabilities or losses arising from claims and demands (whether with or without basis in fact or law), and from any and all expenses (including, without limitation, reasonable attorney's fees, expenses and court costs), of any nature which the Fund or any officer, director, employee or agent may sustain or incur or which may be asserted against them by any person arising out of or in any manner related to the Transfer Agent's failure to comply with the terms of this Agreement or which arise out of the Transfer Agent's negligence or willful misconduct provided, however, that the Transfer Agent shall not indemnify and exonerate, save and hold harmless, the Fund, its officers, directors, employees, and agents for anything arising out of or in any manner related to the Fund's failure to comply with the terms of this Agreement or which arises out of the Fund's, or any officer's, director's, employee's or agent's (other than the Transfer Agent) negligence or willful misconduct or the Transfer Agent's reliance on information or instructions received from, or issued on behalf of, the Fund.

                                   ARTICLE 9

                                  TERMINATION

     9.1. The initial term of this Agreement shall commence on the Effective Date and shall continue through June 30, 1997 (the "Initial Term") unless earlier terminated pursuant to Section 9.2. Thereafter, unless earlier terminated by either party at the end of the Initial Term upon at least 90 days' prior written notice, this Agreement shall continue from day to day thereafter (such period shall be referred to as the "Renewal Term"), until either of the parties hereto terminates this Agreement by giving at least 6 months' prior written notice to the other party, whereupon this Agreement shall terminate automatically upon the expiration of the 6-month period specified in the written notice. In the event such notice of termination is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement. In the event such notice is given by the Transfer Agent, the Fund shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Transfer Agent may designate a successor transfer agent. If the Fund fails to designate a successor transfer agent, the Fund shall, upon the date specified for termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

     9.2 Notwithstanding Section 9.1 hereof, this Agreement may be terminated at any time by the Fund upon not less than 60 days' written notice from the Fund to the Transfer Agent notifying the Transfer Agent: (i) if a majority of the Trustees who are not "interested persons" (as that term is defined in the Investment Company Act of 1940) upon completion of the procedures set forth below have reasonably made a specific finding that the Transfer Agent has failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with then current industry standards and practices or (ii) if there is instituted or pending an action or proceeding by or before any court or governmental, administrative or regulatory agency against or involving the parties hereto, their affiliates, the Trustees of the Fund or any of them and challenging the making of this Agreement or alleging that any material term of the Agreement is contrary to law or any governmental agency has threatened in writing to commence such an action or proceeding. Prior to any termination pursuant to clause (i), the Board of Trustees of the Fund shall provide the Transfer Agent with a written statement of the specific aspects of the Transfer Agent's performance of its duties that are unsatisfactory, the specific incident or incidents giving rise to the Board of Trustees' conclusion and any written material that the Board of Trustees' relied upon in making such a determination. The Transfer Agent shall have 30 days to respond to such written statement. If no response is made, or if, after reasonable consideration of the response of the Transfer Agent, such response is unsatisfactory to the Board of Trustees, then the Board of Trustees of the Fund may terminate the Agreement pursuant to clause (i) thereof. For purposes of making a finding as contemplated by clause (i) above, the Transfer Agent shall be, absent unusual circumstances, conclusively presumed to have failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with the industry standards and practices prevailing on the date of this Agreement if any of the following should occur:

              (1) The Transfer Agent through its fault is unable (more than once in a twelve-month period) to process daily activity for any two successive Business Days and to confirm information generated by such activity by the fourth Business Day following the later of such two Business Days. (For example, assuming no holidays, daily activity on a Monday and Tuesday is not confirmed by the following Monday.)

              (2) The Transfer Agent through its fault is unable (more than two times in any twelve-month period) to provide system access to personnel of an Approved Institution for six hours between 9:00 a.m. and 5:00 p.m. Chicago time on three successive Business Days.

              (3) The Transfer Agent through its fault is unable (more than twice in any one year) to create and mail dividend checks within four Business Days after the Fund's payable date (assuming that the required information has been furnished to the Transfer Agent on the record date).

              (4) The Transfer Agent through its fault is unable to instruct various financial institutions on daily money movements from and to the Funds' Custodians for two successive Business Days by the Fourth Business Day following the later of such two Business Days. (For this purpose, instructions based on reasonable estimates are treated as fulfilling the Transfer Agent's obligations hereunder.)

              (5) The Transfer Agent through its fault is unable (more than twice in any twelve-month period) to transmit dividend activity to an Approved Institution within five Business days from the relevant Fund's payable date.


     For purposes of the foregoing, an event described in any of the foregoing clauses 1 through 5 shall be deemed not to have occurred if the Transfer Agent's inability to perform is a result, directly or indirectly of faulty or inadequate performance by service provider including, but not limited to, telephone companies, pricing services, Nuveen & Co., Approved Institutions, and banks other than the Transfer Agent and its agents and employees or a result, directly or indirectly, of other events out of the Transfer Agent's reasonable control. Also for the purposes of the foregoing, if the Transfer Agent processes transactions or instructions (as the case may be) as required hereunder within the time periods indicated but more than 10% of the transactions, checks or instructions, as the case may be, are inaccurate in any material respect, and are not corrected within the requisite time then the Transfer Agent shall be deemed to have been unable to perform the relevant service within the requisite time.

     9.3. In the event of termination of this Agreement, the Transfer Agent will facilitate transfer of the records maintained by it hereunder and cooperate with such successor transfer agent as may be designated pursuant to the provisions of Section 9.1 hereof with respect to delivery of such records and assumption by such successor transfer agent of its duties. In the event the Fund or the Transfer Agent terminates the Transfer Agency Agreement at any time, the Fund shall be responsible for the payment of fees and expenses of the Transfer Agent relating to the conversion to the new Transfer Agent.


                                   ARTICLE 10

                               ADDITIONAL SERIES

     10.1. In the event that the Fund establishes one or more Series in addition to the Series named herein with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing at least 60 days in advance of the sale of Shares of such Series and shall deliver to the Transfer Agent the documents listed in Section 2.3 with respect to such Series. Unless the Transfer Agent declines in writing within a reasonable time to provide such services, the Shares of such Series shall be subject to this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent hereto, and shall have received and agreed to the schedule of charges, if any, specified by the Transfer Agent necessary to effect such change.

     11.2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at 333 West Wacker Drive, Chicago, Illinois 60606, Attention: Mr. Stuart Rogers, or at such other place as the Fund may from time to time designate in writing.

     11.3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent, Attention: President, and mailed or delivered to it at its office at 3410 South Galena Street, Denver, Colorado 80231, with a copy to be sent to Andrew J. Donohue at OppenheimerFunds, Inc. Two World Trade Center, New York, NY 10048 or at such other place as the Transfer Agent may from time to time designate in writing.

     11.4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     11.5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund or the Transfer Agent without the written consent of the other party. A change of ownership of the Transfer Agent as a result of an internal reorganization of the Transfer Agent, its parent corporation or affiliates shall not be deemed to be an "assignment" hereunder. A change in "control" (as defined under the Investment Company Act of 1940) of the Transfer Agent's parent corporation shall not be deemed an "assignment" hereunder. A sale of a controlling interest in the capital stock or of all or substantially all of the assets of the Transfer Agent to a third party unaffiliated with the Transfer Agent or its parent corporation shall be deemed to be an "assignment" hereunder.

     11.6. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements to be wholly performed in that state.

     11.7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     11.8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

     11.9. Neither the Fund nor the Transfer Agent will be liable or responsible hereunder for delays or errors by reason of circumstances reasonably beyond its control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood, catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply.

     11.10. The Fund shall establish and maintain such bank accounts, with such bank or banks as are selected by the Fund, as are necessary so that the Transfer Agent may perform the services to be provided hereunder. To the extent that performance of such services shall require the Transfer Agent directly to disburse amounts for payments of dividends, redemption proceeds or other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary to evidence the Transfer Agent's authority to effect such transactions.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.


Attest:                                   NUVEEN FLAGSHIP MULTISTATE TRUST II


                                          By:
-----------------------------------          ----------------------------------
Name                  Title                      Name                   Title


Attest:                                   SHAREHOLDER SERVICES, INC.



                                          By:
-----------------------------------          ----------------------------------
Name                  Title                      Barbara Hennigar, President

                      NUVEEN FLAGSHIP MULTISTATE TRUST II

                           TRANSFER AGENCY AGREEMENT

                                   Appendix A
                             Officer's Certificate


     I, ____________________________, the Secretary of Nuveen Flagship
Multistate Trust II, a Massachusetts business trust (the "Fund"), do hereby certify that:

     The following individuals have been duly authorized by the Trustees of the Fund in conformity with the Fund's Declaration of Trust and By-Laws to execute any Certificate, instruction, notice or other instrument, including an amendment to Appendix B to this Agreement, or to give oral instructions on behalf of the Fund, and the signatures set forth opposite their respective names are their true and correct signatures.

NAME                       TITLE            SIGNATURE
----                       -----            ---------

__________________________ Chairman         _______________________________

__________________________ President        _______________________________

__________________________ Secretary        _______________________________

__________________________ Trustee          _______________________________

__________________________ Vice President   _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________

__________________________ ________________ _______________________________


                           ________________________________, Secretary
                           Name

                      NUVEEN FLAGSHIP MULTISTATE TRUST II

                           TRANSFER AGENCY AGREEMENT

                                   Appendix B
                            Transfer Agent Services

SERVICE:                           SSI WILL:
-------
New Account Set-Ups                   Process new sales applications.
                                      Place telephone calls to account
                                      representatives as needed to clarify
                                      instructions for new account set-ups.


Purchases - New and Subsequent        Process mailed-in, lockbox, bank
                                      wire, list billing, ACH, and telephone
                                      payments as received.  Coordinate and
                                      balance UIT reinvestment payments.

Transfers                             Negotiate and process all transfer
                                      requests.


Exchanges - Mail and Telephone        Negotiate and process exchange requests.
                                      Record telephone exchange requests.

Redemptions - Mail and Telephone      Negotiate and process mailed in,
                                      ACH and telephone redemption requests.
                                      Record telephone redemption requests.

Wire Order Purchases and Redemptions  Process wire order purchases and redemptions for designated settlement
                                      period accepted on recorded telephone
                                      lines and via NSCC FUND/SERV.  Process
                                      purchases and redemptions for same day
                                      wire settlement.


Account Maintenance                   Process all written and telephone
 (Address Changes, Dividend           maintenance.  For address (Address
 Option Changes, Name Changes,        Changes, Dividend Option changes, prepare
 Broker or Dealer Changes, etc.)      and mail a notice of the address change
                                      to the former address.


Certificate Issuances                 Issue certificates as requested by
                                      shareholders.

Telephone Services                    Provide efficient handling of all
                                      incoming shareholder and broker/dealer
                                      telephone calls.  Make outgoing
                                      clarification calls/coordination with
                                      Chase on UIT/ETF consolidations. Provide timely problem resolution for all servicing calls. Provide automated trend reporting.

SERVICE:                              SSI WILL:
--------                              ---------

Correspondence with Shareholders      Respond to all shareholder and broker/
 and Broker/Dealers                   dealer written inquiries.  Document all
                                      correspondence affecting shareholder
                                      accounts on the Shareholder Accounting
                                      System.

Shareholder Confirms                  Prepare and mail confirmations of daily
    (Daily/Monthly/                   account activity.   Prepare and mail
    Quarterly/Annual)                 monthly, quarterly, and annual
                                      confirmations as directed by the fund.

Dealer Confirms                       Prepare and mail weekly dealer
                                      confirmations listing activity on client accounts as directed by the Fund.

Distribution Disbursements            Prepare and mail cash distribution
                                      checks.  Process reinvested distributions.

Commission Statements                 Provide bimonthly commission statements
                                      listing each purchase and the portion of the sales charge paid to the broker/ dealer.


Commission Checks                     Provide bimonthly commission checks to
                                      broker/dealers.

Daily Transmission of Reports         Transmit daily transaction activity
                                      reports, balancing reports, and sales
                                      information via telephone lines to a
                                      printer at Nuveen.


Fund Summary Sheets                   Prepare daily reports that summarize by
                                      type of transaction all capital stock
                                      activity for each fund.  Transmit/
                                      download  wire/capital stock activity
                                      information to Chase.

Sales Reporting                       Provide daily, weekly, monthly,
                                      quarterly, and annual reports of sales
                                      information.

12b-1 Reporting                       Complete 12b-1 processing including
                                      calculating the 12b-1 payment amounts
                                      and sending checks to the broker/dealer
                                      home offices.  Provide a listing broken
                                      down by sales representative within each branch.

Invalid Taxpayer Identification       Mail Forms W-9 as required to validate
       Number Solicitation and        taxpayer identification numbers;
       Backup Withholding             institute backup withholding as required
                                      by IRS regulations, and timely send all
                                      notices.


Regulatory Reporting                  Compute, prepare, and mail all necessary
                                      reports to shareholders, federal, and/or state authorities (Forms 1099-DIV, 1099-
                                      B, and 1042S).

SERVICE:                           SSI WILL:
--------                           ---------

Front-End Imaging of Documents     Front-end Image all incoming documents.

Cost Basis Reporting               Provide cost basis information as available
                                   to shareholders annually for use in
                                   determining capital gains and losses.

Blue Sky Reporting                 Provide monthly report of purchases and
                                   redemptions by state.

Financial Reporting Mailings       Provide mail handling for 2 financial
                                   reports per fund per year to Nuveen
                                   shareholders.

Prospectus Mailings                Provide mail handling for 1 prospectus per
                                   fund per year to Nuveen shareholders.


Proxy Solicitation and Tabulation  Perform 1 proxy solicitation and tabulation per fund per year.

Networking Accounts                Provide transmission and appropriate
                                   services for each network level.

Cash Availability                  Transmit mutual fund activity to designated
                                   entity on a daily basis for cash
                                   availability purposes.

Commission/12b-1 Balancing         Provide balancing reports for commission
                                   and 12b-1 payments.

                     NUVEEN FLAGSHIP MULTISTATE TRUST II

                          TRANSFER AGENCY AGREEMENT
                                 Appendix C
                                Fee Schedule

     The Transfer Agent will provide the transfer agent services listed on Appendix B for the Fund at the rates set forth below:

Annual Transfer Agent Fees:
---------------------------


     ANNUAL-PER-ACCOUNT FEES *
     -------------------------


                 First 150,000 Accounts** $19.25 per account Next 100,000 Accounts** $18.75 per account Next 50,000 Accounts** $18.25 per account Over 300,000 Accounts** $17.75 per account



Out-Of-Pocket Expenses:
----------------------

     Out-of-pocket expenses may be incurred by either the Fund or the Transfer Agent and are not included in the annual Transfer Agent Fees. Those out-of-pocket expenses directly incurred by the Transfer Agent will be billed to the Fund on a monthly basis. These out-of-pocket expenses include, but are not limited to, the printing of forms, envelopes, postage and proxy solicitation fees for the shareholder mailings, costs of abandoned property reports or searches for missing or inactive shareholders, equipment and system access costs, microfilm, telephone line and usage charges, overnight express mail charges, check signature plates and stamps, and programmer/analyst and testing technician time beyond that agreed to in writing. Bank charges and earnings credit will be billed directly to the Fund by United Missouri Bank (or other banks). The Transfer Agent may require the prior payment of anticipated out-of-pocket expenses, from time to time.

_________________

* Payable on a monthly basis for each non-retirement plan account in existence at the end of the month. Retirement Plan accounts may be subject to a separate fee schedule to be negotiated.

** The determination of the number of accounts for purposes of determining the per account fee shall be based on all Nuveen Funds using the same fee schedule and shall be allocated on a Fund by Fund basis in a manner determined by the Transfer Agent based on the number of accounts in each fund.

These fees are valid for XXX months after which they are subject to change, from time to time.

The Transfer Agent shall, from time to time, but no more frequently than monthly, send an invoice to the Fund itemizing the compensation and expense reimbursement. The Fund shall pay such invoice (except to the extent that the amount thereof is in dispute) by wire not later than 30 days after receipt of the invoice.